Filed Pursuant to Rule 433
Registration Statement No. 333-189888
STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year, if not called
Market Measure	S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call	Automatic call if the Observation Level of the Market Measure is equal to or greater than the starting value on any of the Observation Dates
Observation Level	The closing level of the Market Measure on any Observation Date
Observation Dates	Approximately 6, 9 and 12 months after the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
•  [$10.350 to $10.550] if called on the first Observation Date
•  [$10.525 to $10.825] if called on the second Observation Date
•  [$10.700 to $11.100] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level will be equal to or greater than the starting value on any of the Observation Dates and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment, if any, will be capped at the Call Premium, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of RBC. If RBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

RBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.